Exhibit 10.9
THE PROGRESSIVE CORPORATION
2017 EXECUTIVE ANNUAL INCENTIVE PLAN

Award Agreement (2018 Fiscal Year)

This Award Agreement (2018 Fiscal Year), dated <Grant Date> (the “Agreement”), describes the Award granted to <Participant> (“Participant”) pursuant to The Progressive Corporation 2017 Executive Annual Incentive Plan (the “Plan”) with respect to the fiscal year of The Progressive Corporation (the “Company”) ending December 31, 2018 (the “Fiscal Year”). Capitalized terms used in this Agreement are used as defined in the Plan.

1.
Award. The Award is an Award under the Plan and subject to all of the terms and conditions of the Plan. The Award is not a Qualified Performance-Based Award and is not subject to the terms and conditions of the Plan applicable to Qualified Performance-Based Awards. The Award is performance-based, is not based on Participant performance, and is not a form of commission compensation.

2.
Annual Incentive Payment. Subject to the terms of the Plan and this Agreement, the annual incentive payment, if any, payable to Participant pursuant to this Award with respect to the Fiscal Year (the “Annual Incentive Payment”) will be determined by application of the following formula:

Annual Incentive Payment = Paid Eligible Earnings x Target Percentage x
Performance Factor

3.	Definitions. For purposes of this Agreement, the following terms will have the following meanings:

a.
"Paid Eligible Earnings" shall mean and include the following amounts received by Participant from the Company or one of its Subsidiaries during the Fiscal Year: regular salary, Earned Time Benefit pay (excluding the payout of unused Earned Time Benefit pay at termination), sick pay, holiday pay, funeral pay, overtime pay, military make-up pay, shift differential, and retroactive payments of any of the foregoing items, in each case received by the participant during the Fiscal Year for work or services performed as an officer or employee of Progressive. For purposes of this Agreement, and notwithstanding the foregoing, Paid Eligible Earnings shall exclude all other types of compensation, including, without limitation: any short-term or long-term disability payments made to the participant; the earnings replacement component of any workers’ compensation benefit or award; any amounts paid pursuant to a judgment in, or settlement related to, any action, suit or proceeding, whether in law or equity, to any extent arising from or relating to Participant’s employment with the Company, or work or services performed for or on behalf of the Company; any amount paid under a separation allowance (or severance) plan; any bonus, Gainsharing or other incentive compensation award (whether denominated, or payable, in cash or equity), including, without limitation, payments from any discretionary cash fund; any dividend payments or dividend equivalent amounts; any unused Earned Time Benefit; and any other payment required by applicable law to be paid to Participant by the Company and intended to replace all or any portion of wages or earnings during a period of unemployment, whether due to illness, disability or otherwise (including, but not limited to, payments made pursuant to any statute, rule or regulation of a governmental authority relating to leave on account of maternity, paternity, parental status or responsibility, or sickness).

b.	“Target Percentage” shall mean <%>.

c.	“Performance Factor” shall be determined by the Committee in the manner described in Section 4; provided, however, that the Performance Factor will not exceed 2.0.

4.	The Performance Factor. The Performance Factor shall be determined by the performance of the Core Business during the Fiscal Year, pursuant to the procedures and calculations described below.

a.	Core Business Defined. The “Core Business” shall be comprised of the following business units of the Company and its consolidated entities (each a “Business Unit” or “Unit”):

•	The Agency Auto Business Unit, consisting of the auto business produced by agents or brokers, including Strategic Alliances Agency Auto, but excluding all Agency special lines businesses;

•	the Direct Auto Business Unit, consisting of the personal auto business produced by phone, over the Internet, or via a mobile device, but excluding all Direct special lines businesses;

•
the special lines Business Unit, which shall consist of special lines businesses and the manufactured homes business, in each case generated by agents and brokers or directly by phone, over the Internet, or via a mobile device;

•	The Commercial Lines Business Unit; and

•	The Property Business Unit, excluding the manufactured homes business.

Notwithstanding the foregoing descriptions, for all purposes hereunder, the following are excluded from the Core Business results (both growth and profitability): results of the Professional Liability business, the Midland Financial Group, Inc. and other businesses in run-off; results of Property Plus Insurance Agency; results of the CAIP Servicing Group; flood insurance policies, renters insurance policies, umbrella policies and related expenses; business owners’ policies and related expenses; and any results of any Commercial Lines product or program pursuant to which the Company insures any transportation network company or other entity engaged in a ride, cartage, or vehicle sharing business, operation, platform, or program or in a business based on matching and/or sharing time, use and/or assets by and among people and/or businesses.

b.
Matrices. For purposes of computing a performance score for the Core Business, operating performance results for each Business Unit are evaluated using a performance matrix for the Fiscal Year. Each matrix assigns performance scores to various combinations of profitability and growth outcomes for the applicable Business Unit. These scores are then weighted and combined to produce the Performance Factor as described in Paragraph 4.d.ii. below. Each Business Unit will be evaluated, and the Committee has established performance matrices for the Fiscal Year for each of the Business Units.

c.	Performance Measures. Each matrix will include the following Performance Measures: growth in policies in force (“PIFs”) and combined ratio, or profitability, as described below.

i.
Growth. The growth measure for the Fiscal Year under all matrices will be based on policies in force ("PIFs"). For all matrices, growth will be measured by the percentage change in average PIFs for the Fiscal Year compared to the average PIFs of the immediately preceding fiscal year. Average PIFs for the Fiscal Year and for the immediately preceding fiscal year will be determined by adding the fiscal-month-end number of PIFs for each month during such year and dividing the total by twelve. Assigned risk business will not be included in determining the growth of any Business Unit.

ii.
Profitability. For all Business Unit matrices, the measurement of profitability will be the combined ratio (calculated in accordance with U.S. generally accepted accounting principles) (the "GAAP Combined Ratio") for the Fiscal Year for the applicable Unit. Assigned risk business will be included in determining the GAAP Combined Ratio for the applicable Business Unit. The net operating expense of Corporate Products (e.g., self-insurance) shall be apportioned among the appropriate Business Units in accordance with the respective amount(s) of net earned premiums generated by each such Business Unit and will be reflected in the calculation of the GAAP Combined Ratio for such Business Units.

d. Calculation of Performance Factor.

i.
Performance Scores. Using the actual performance results and the performance matrix for each Business Unit, the GAAP Combined Ratio for each such Unit will be matched with the growth levels achieved by such Unit, to determine the performance score for each such Unit. The performance score for each Business Unit, which will be used to calculate the Performance Factor as described further below, can vary from 0 to 2.0.

ii.
Performance Factor. The resulting performance scores for each of the Business Units will then be multiplied by a weighting factor, which shall be a fraction or decimal equivalent, determined by dividing the net earned premiums generated by such Business Unit during the Fiscal Year by the net earned premiums generated by all of the Business Units comprising the Core Business in the aggregate. Subject to paragraph 3(c) of this Agreement, the sum of these weighted performance scores will be the Performance Factor for the Fiscal Year.

iii.
Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of payment, the Committee, in its sole discretion, may reduce the amount of any Annual Incentive Payment that otherwise would payable according to this Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat Participant differently than other Plan participants for these purposes. Any such determination by the Committee shall be final and binding on Participant and Participant’s estate and beneficiaries. Under no circumstances shall the Committee have discretion to increase the amount of the Annual Incentive Payment above the amount that would have been paid based on this Paragraph 4 (excluding adjustments required by Section 3(d) of the Plan).

5.
Payment Qualification Date; Leave of Absence. Section 5, and other applicable Sections, of the Plan will govern the payment of the Annual Incentive Payment and the limitations and exceptions thereto. The following additional terms shall apply to this Award:

a.
Qualification Date. Unless otherwise determined by the Committee, and except as expressly provided herein, in order to be entitled to receive an Annual Incentive Payment, the Participant must be an active officer or regular employee of the Company or one of its Subsidiaries on November 30 of the Fiscal Year (“Qualification Date”). If Participant’s employment terminates for any reason prior to the Qualification Date, Participant will not be entitled to an Annual Incentive Payment. Annual Incentive Payments are not earned until paid.

b.
Leave of Absence. If Participant is on a leave of absence covered by the Family and Medical Leave Act of 1993, as amended (or equivalent state or local law), the Americans with Disabilities Act of 1991, as amended (or equivalent state or local law), personal leave of absence with the approval of the Company, military leave or short or long-term disability (provided that, in the case of a long-term disability, Participant is still an employee of the Company) on the Qualification Date, Participant will be entitled to receive an Annual Incentive Payment, calculated as provided in Paragraphs 3 and 4 above, based on the amount of Paid Eligible Earnings received by Participant during the Fiscal Year but subject to the terms of the Plan.

6.
Deferral of Annual Incentive Payment. If then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan ("Deferral Plan"), Participant may elect to defer all or a portion of the Annual Incentive Payment otherwise payable to him/her under this Agreement, subject to and in accordance with the terms of the Deferral Plan. If Participant has made such an election under the Deferral Plan, then to the extent of such election, the Annual Incentive Payment will, instead of being paid to Participant, be credited to Participant’s account under the Deferral Plan in accordance with the terms of the Deferral Plan.

7.
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

8.	Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 7 of the Plan.

9.
Acknowledgments. Participant: (a) acknowledges receiving a copy of the Plan, and represents that he or she is familiar with all of the material provisions of the Plan; (b) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: _____________________
Daniel P. Mascaro
Vice President & Secretary

__________________________________
[Participant’s Name]
Date: